UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2014

Tops Holding II Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-191029 (Commission File Number)	46-2733709 (I.R.S. Employer Identification No.)

6363 Main Street Williamsville, New York (Address of principal executive offices)		14221 (Zip Code)

Registrant’s telephone number, including area code: (716) 635-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)

On October 20, 2014, Tops Holding II Corporation (the “Company”) appointed David Langless, age 37, as its Senior Vice President and Chief Financial Officer. Mr. Langless had been serving as the Company’s interim Chief Financial Officer since October 4, 2014. Mr. Langless served as the Company’s Vice President and Chief Accounting Officer from August 2010 to October 2014 and as Director, Financial Reporting from September 2008 to August 2010. Mr. Langless, a Certified Public Accountant, has a bachelor’s degree in accounting from Canisius College and a master’s degree in business administration from the State University of New York at Buffalo, School of Management.

In connection with his appointment as Senior Vice President and Chief Financial Officer, the Company entered into an “at-will” employment agreement with Mr. Langless. Under the employment agreement, Mr. Langless is entitled to annual salary in an amount set by the Board of Directors (currently $250,000), an annual target bonus in an amount determined as a percentage of annual salary (currently 60%), four weeks paid vacation and use of an automobile, and to participate in all Company provided incentive and employee benefit plans and programs applicable to senior executives. In the event of a termination of employment without cause (other than as a result of death or disability), Mr. Langless is entitled to a severance benefit consisting, in part, of a lump sum payment equal to two times his annual base salary and target bonus for the year in which termination occurs, and payment in a lump sum of the employee portion of 18 months continuing coverage under COBRA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPS HOLDING II CORPORATION

Date: October 24, 2014

By: /s/ Frank Curci
Frank Curci President and Chief Executive Officer